Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

May 24, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated May 23, 2013, of PreAxia Health Care Payment Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City